UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

AGA RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-51781	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142-757 W. Hastings Street
Vancouver, British Columbia, Canada V6C 1A1
(Address of Principal Executive Offices) (Zip Code)

(778) 322-4332
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by AGA Resources, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Agreement

On June 14, 2006, the Registrant entered into an Agreement with Triumph Research Limited, a corporation organized and existing under the laws of the British Virgin Islands (“Triumph”), Beijing Tangde International Film and Culture Co., Ltd., a company organized and existing under the laws of the Peoples’ Republic of China (“Tangde”), and the Triumph Stockholders. Pursuant to the terms of the Agreement, all of the issued and outstanding four (4) shares of capital stock, $1.00 par value, of Triumph were to be exchanged in the aggregate for 3,209,000 investment shares of common stock, $0.00001 par value of the Registrant in an offering that is designed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) and Section 4(6). As result of the exchange, Triumph, at the Closing, will become a wholly-owned subsidiary of the Registrant, and the Triumph Stockholders will own approximately 13.8% of the outstanding shares of the Registrant.

The Closing

The Closing occurred on June 27, 2006, and closing deliveries were made by the parties as contemplated by the Agreement. The Triumph Stockholders executed and delivered, among other things, Stock Powers conveying their equity interests in Triumph to AGA. Inasmuch as Triumph failed to make its capital contribution to the Joint Venture between Triumph and Tangde in the amount of US$600,000, prior to closing, AGA exercised its option to withhold delivery of the stock certificates for the 3,209,000 common shares until such funding occurs, it being agreed that the rights of the Triumph Stockholders to such 3,209,000 shares under the Agreement are expressly conditioned upon their making of the agreed upon capital contribution. Further, pursuant to a Closing Agreement, the Triumph Stockholders expressly promised, jointly and severally, to pay such capital contribution in the amount of US$600,000 to the Joint Venture by no later than three months from the date of Closing. In the event of a continuing default, which management of AGA does not believe will occur based on its due diligence investigation of Triumph and its stockholders, AGA has several remedies, including legal action to enforce the payment obligation created by the Closing Agreement, as well as an action to rescind the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGA RESOURCES, INC.
By	/s/ Zhang, JianPing
Zhang, JianPing President
Dated: June 29, 2006